                                                                     Exhibit 11





                             GIBSON GREETINGS, INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE
                     (In thousands except per share amounts)

                                                       Twelve Months Ended December 31,
                                                       --------------------------------

                                                        1997        1996         1995
                                                       -------     -------     --------
Net income (loss)                                      $21,598     $21,962     $(46,489)
                                                       =======     =======     ========

Basic weighted average shares outstanding               16,379      16,094       16,085
Effect of dilutive securities - stock options held
    by employees                                           561         235           --
                                                       -------     -------     --------
Diluted weighted average shares outstanding             16,940      16,329       16,085
                                                       =======     =======     ========

Net income (loss) per share:
    Basic                                              $  1.32     $  1.36     $  (2.89)
                                                       =======     =======     ========
    Diluted                                            $  1.27     $  1.34     $  (2.89)
                                                       =======     =======     ========

During the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 128--"Earnings Per Share." All previously reported net income (loss) per share amounts have been restated to conform to the new presentation under SFAS No. 128.




                                       43